Exhibit 99.1
_____________________________________________________________________

FOR IMMEDIATE RELEASE

Contact:	Travis Marquette	Connie Kao
	Group Senior Vice President,	Vice President, Investor Relations
	Chief Financial Officer	(925) 965-4668
	(925) 965-4550	connie.kao@ros.com

ROSS STORES PROVIDES ADDITIONAL COVID-19 BUSINESS UPDATE

Dublin, California, April 2, 2020 -- Ross Stores, Inc. (NASDAQ: ROST) announced today further updates regarding the COVID-19 pandemic and additional steps management is taking in response to this rapidly-evolving situation. As a reminder, all Ross Dress for Less® and dd’s DISCOUNTS® locations have been closed since March 20th. The Company had been hoping to reopen stores by April 4th. Unfortunately, the increasing spread of the coronavirus prevents it from doing so.

Given the unprecedented economic disruption created by this health crisis, management had already implemented measures to reduce expenses, and increase financial liquidity and flexibility. However, with limited visibility on when its stores will be able to reopen, the Company is now taking additional actions to further enhance liquidity and strengthen its ability to manage through these challenging times.

As stores remain closed, the Company will temporarily furlough the majority of its Store and Distribution Center associates, as well as some other associates across the business starting on Sunday, April 5th, and until operations can resume in their areas.

All furloughed employees will remain Ross associates with no change to their health benefits. In addition, Ross will pay the employee portion of premiums for those furloughed who currently receive health benefits through the Company. Management’s goal is to keep associates safe and get them back to work as quickly as possible once stores reopen. In the interim, furloughed associates will be eligible to apply for unemployment benefits.

Barbara Rentler, Chief Executive Officer, commented, “Our decision to furlough associates was difficult, but necessary as we navigate through this unprecedented situation. As we take this step, Michael Balmuth, Chairman of the Board, and I will receive no salaries. Our senior executive team has also agreed to take substantial salary cuts during this period, with smaller salary reductions cascading down to all Associates through a certain level. In addition, the Company’s outside Board members have agreed to forgo their cash retainer.”

Ms. Rentler concluded, “Our objective with these actions today is to strengthen our ability to navigate through the challenges and uncertainty created by the COVID-19 pandemic for communities and businesses across the country. Our stores remain closed to help prevent the further spread of the coronavirus and as we prioritize the health of our associates and our customers. The goal is to safely reopen our stores as soon as we are able and return to our mission of providing great bargains for our customers.”

Forward-Looking Statements: This press release contains forward-looking statements regarding expected sales, earnings levels, new store growth, and other financial results in future periods that are subject to risks and uncertainties which could cause our actual results to differ materially from management’s current expectations. The words “plan,” “expect,” “target,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “outlook,” “looking ahead,” and similar expressions identify forward-looking statements. Risk factors for Ross Dress for Less® (“Ross”) and dd’s DISCOUNTS® include without limitation, the uncertainties and significant business disruptions from the recent and ongoing COVID-19 pandemic, including store closures and restrictions on customer access; competitive pressures in the apparel or home-related merchandise retailing industry; changes in the level of consumer spending on or preferences for apparel and home-related merchandise; impacts from the macro-economic environment, financial and credit markets, geopolitical conditions, or public health issues (such as pandemics) that affect consumer confidence and consumer disposable income; market availability, quantity, and quality of attractive brand name merchandise at desirable discounts and our buyers’ ability to purchase merchandise that enables us to offer customers a wide assortment of merchandise at competitive prices; our ability to continually attract, train, and retain associates to execute our off-price strategies; unseasonable weather that may affect shopping patterns and consumer demand for seasonal apparel and other merchandise, and may result in temporary store closures and disruptions in deliveries of merchandise to our stores; potential information or data security breaches, including cyber-attacks on our transaction processing and computer information systems, which could result in theft or unauthorized disclosure of customer, credit card, employee, or other private and valuable information that we handle in the ordinary course of our business; potential disruptions in our supply chain or information systems; issues involving the quality, safety, or authenticity of products we sell, which could harm our reputation, result in lost sales, and/or increase our costs; our ability to effectively manage our inventories, markdowns, and inventory shortage to achieve planned gross margin; changes in U.S. tax, tariff, or trade policy regarding apparel and home-related merchandise produced in other countries that could adversely affect our business; volatility in revenues and earnings; an adverse outcome in various legal, regulatory, or tax matters; a pandemic, natural or man-made disaster in California or in another region where we have a concentration of stores, offices, or a distribution center; unexpected issues or costs from expanding in existing markets and entering new geographic markets; obtaining acceptable new store sites with favorable consumer demographics; damage to our corporate reputation or brands; effectively advertising and marketing our brands; issues from selling and importing merchandise produced in other countries and from supply chain disruptions in other countries, including due to the COVID-19 closures; and maintaining sufficient liquidity to support our continuing operations, new store and distribution center growth plans, and stock repurchase and dividend programs. Other risk factors are set forth in our SEC filings including without limitation, the Form 10-K for fiscal 2019, and Form 8-Ks for fiscal 2020. The factors underlying our forecasts are dynamic and subject to change. As a result, our forecasts speak only as of the date they are given and do not necessarily reflect our outlook at any other point in time. We do not undertake to update or revise these forward-looking statements.

Ross Stores, Inc. is an S&P 500, Fortune 500, and NASDAQ 100 (ROST) company headquartered in Dublin, California, with fiscal 2019 revenues of $16.0 billion. Currently, the Company operates Ross Dress for Less® ("Ross"), the largest off-price apparel and home fashion chain in the United States with 1,566 locations in 39 states, the District of Columbia, and Guam. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 60% off department and specialty store regular prices every day. The Company also operates 266 dd's DISCOUNTS® in 20 states that feature a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 70% off moderate department and discount store regular prices every day. Additional information is available at www.rossstores.com.